===============================================================================
                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                       Allin Communications Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
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     was paid previously. Identify the previous filing by registration statement
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

                                                                    LOGO
                                                            ALLIN COMMUNICATIONS



                        Allin Communications Corporation
                             400 Greentree Commons
                              381 Mansfield Avenue
                      Pittsburgh, Pennsylvania  15220-2751

                    Notice of Annual Meeting of Stockholders
                             To be held May 7, 1998



Dear Stockholders:

     You are cordially invited to attend the annual meeting of stockholders of Allin Communications Corporation (the "Company") that will be held on Thursday, May 7, 1998 at 1:00 p.m. EDT, at the Greentree Marriott, 101 Marriott Drive, Pittsburgh, Pennsylvania 15205, for the following purposes, as set forth in the accompanying Proxy Statement:

     1.  To elect five directors.

     2. To ratify the Board of Director's appointment of Arthur Andersen LLP as independent public accountants for the Company for the year ending December 31, 1998.

     3. To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

     The Board of Directors has established the close of business on March 23, 1997, as the record date for the determination of stockholders entitled to receive notice of and to vote at the annual meeting and any adjournment or postponement thereof.

     YOU ARE URGED TO REVIEW CAREFULLY THE ACCOMPANYING PROXY STATEMENT AND TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

     Your proxy may be revoked by you at any time before it has been voted. You are cordially invited to attend the annual meeting in person if it is convenient for you to do so.

       By order of the Board of Directors,

       /s/ Dean C. Praskach

       Dean C. Praskach
       Secretary

March 31, 1998

                        Allin Communications Corporation
                                Proxy Statement


General Information

     This proxy statement is provided to the stockholders of Allin Communications Corporation (the "Company") in connection with the solicitation by the Board of Directors of the Company of proxies for use at the Annual Meeting of Stockholders of the Company to be held on Thursday, May 7, 1998, at 1:00 p.m., EDT, at the Greentree Marriott, 101 Marriott Drive, Pittsburgh, Pennsylvania, 15205, and any adjournments or postponements thereof. A form of proxy is enclosed for use at the annual meeting. Proxies properly executed and returned in a timely manner will be voted at the annual meeting in accordance with the directions specified therein. If no direction is indicated, they will be voted for the election of the nominees named herein as directors, for the ratification of the appointment of Arthur Andersen LLP as the Company's independent accountants and, on other matters presented for a vote, in accordance with the judgment of the persons acting under the proxies. The persons named as proxies were selected by the Board of Directors and are present members of executive management of the Company.

     The Company's executive offices are located at 400 Greentree Commons, 381 Mansfield Avenue, Pittsburgh, Pennsylvania 15220-2751, and its telephone number is (412) 928-8800. Proxy materials are first being mailed to stockholders beginning on or about April 3, 1998.

Shares Outstanding, Voting Rights and Vote Required

     Only stockholders of record at the close of business on March 23, 1998 are entitled vote at the annual meeting. The only voting stock of the Company outstanding and entitled to vote at the annual meeting is its common stock, $.01 par value per share (the "Common Stock"), of which 5,182,267 shares were outstanding as of the close of business on March 23, 1998. Each share of Common Stock issued and outstanding is entitled to one vote on matters properly submitted at the annual meeting. Cumulative voting is not permitted under the Company's Certificate of Incorporation, as amended.

     The presence, in person or by proxy, of the holders of a majority of the total issued and outstanding shares of Common Stock entitled to vote at the annual meeting is necessary to constitute a quorum for the transaction of business at the annual meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Abstentions are counted in tabulating votes cast on proposals presented to stockholders, whereas broker non-votes are not. Votes cast in person or by proxy at the annual meeting will be tabulated by the election inspector appointed for the meeting.

     Directors will be elected by a plurality of the votes of the shares present or represented by proxy at the meeting and entitled to vote on the election of directors. That is, the nominees receiving the greatest number of votes will be elected. If a quorum is present, abstentions and broker non-votes will have no effect on the voting for the election of directors. Ratification of the appointment of independent public accountants requires the affirmative vote of a majority of the votes cast. If a quorum is present, non-votes will have no effect on the voting for the appointment of independent public accountants; however, abstentions will have the effect of a negative vote. Stockholders voting by proxy may revoke that proxy at any time before it is voted at the annual meeting by delivering written notice to the Secretary of the Company, by delivering a proxy bearing a later date or by attending the annual meeting in person and casting a ballot. The Board of Directors recommends voting (1) FOR the election of the nominees named herein for director, and (2) FOR ratification of the appointment of Arthur Andersen LLP as the Company's independent public accountants for 1998.

                             Election of Directors
                                  (Proposal 1)

     The Board of Directors of the Company currently consists of five members, four of whom are non-employee directors. The Chairman and Chief Executive Officer of the Company is a member of the Board. All directors are elected for a one-year term and hold office until the next annual meeting of stockholders following election and until their successors are duly elected and qualified. All executive officers serve at the discretion of the Board and are elected by the Board each year.

     The persons named below have been designated by the Board of Directors as nominees for election as directors, for terms expiring at the 1999 Annual Meeting of Stockholders. All nominees currently serve as directors of the Company. Ages are given as of March 31, 1998.

     Richard W. Talarico, age 42, became Chairman of the Board and Chief Executive Officer of the Company in July 1996. He has served as a director of Allin Interactive Corporation, a subsidiary of the Company since August 1996 ("Allin Interactive Corp"), since October 1994 and as Chairman of the Board and Chief Executive Officer of Allin Interactive Corp since June 1996. Mr. Talarico has served Allin Interactive Corp in various other capacities, including Vice President of Finance from October 1994 to October 1995, President from October 1995 to June 1996 and Chief Financial Officer, Secretary and Treasurer from October 1994 to June 1996. Mr. Talarico has served as an officer and director of certain of the Company's other subsidiaries since their inception or acquisition by the Company. Since 1991, Mr. Talarico has been a partner in The Hawthorne Group (''THG''), where he has been involved in numerous business ventures and has served in various financial and operating capacities. THG is a private investment and management company which invests through affiliates primarily in media and communications companies.

     Brian K. Blair, age 35, became a director of the Company in July 1996. Mr. Blair also served as Chief Operating Officer and Secretary of the Company from July 1996 until his resignation from these positions in February 1998. Mr. Blair has served as a director of Allin Interactive Corp since October 1994 and as a director of the Company's other subsidiaries since their inception or acquisition by the Company. Mr. Blair also served as Vice President of Administration and Operations of Allin Interactive Corp from October 1994 until June 1996 and as its President from June 1996 until February 1998. Mr. Blair served as a vice president of certain of the Company's other subsidiaries from their inception or acquisition until February 1998. Since May 1989, Mr. Blair has been President of Blair Haven Entertainment, Inc., doing business as Commercial Downlink, ("Commercial Downlink"), where he is responsible for the day-to-day activity of such company. Mr. Blair also serves as Secretary and Treasurer of Digital Media Corp.

     William C. Kavan, age 47, became a director of the Company in July 1996 and has served as a director of Allin Interactive Corp since October 1994. Mr. Kavan has also served as a director of certain of the Company's other subsidiaries since their inception or acquisition by the Company. Since 1980, Mr. Kavan has been president of Berkely-Arm, Inc. (''Berkely''), the largest provider of revenue generating passenger insurance programs for the cruise industry. Berkely serves twenty-five cruise line clients, including Carnival, Costa, Cunard, Epirotiki, NCL, P&O, Princess, Radisson and Royal Caribbean.

     Paul J. Pasquarelli, age 46, became a director of the Company in January 1997. Mr. Pasquarelli has been Vice President of Buena Vista Home Video, a Walt Disney Company, since 1994. From 1992 to 1994, he served as President of Visual Expressions, Inc., and from 1987 to 1992, as President and Chief Executive Officer of Video Channels/Rank Retail Services America. Mr. Pasquarelli founded both of these companies which were engaged in the video entertainment business.

     James C. Roddey, age 65, became a director of the Company in July 1996 and has served as a director of Allin Interactive Corp since October 1994. Mr. Roddey has also served as a director of certain of the Company's other subsidiaries since their inception or acquisition by the Company. Mr. Roddey served as President of International Sports Marketing, Inc. (now SportsWave, Inc.) from 1992 to 1996. He has served as Chairman or as President of various other entities affiliated with THG, including President of Star Cable Associates, a cable television operator in various states, since 1991. He served as President of Turner Communications Corporation from 1968 to 1971, and as President of Rollins Communications Corporation from 1971 to 1979. Mr. Roddey currently serves as a Trustee of the University of Pittsburgh.

There are no family relationships among the directors and executive officers. All directors hold office until the next annual meeting of stockholders and until their successors have been elected and qualified. Officers serve at the discretion of the Board of Directors.

                  The Board of Directors Recommends a Vote FOR
                    The Election of the Above Named Nominees


     If you do not wish your shares to be voted for particular nominees, you may so indicate on the proxy. If, for any reason, any of the nominees shall become unavailable for election, the individuals named in the enclosed proxy may exercise their discretion to vote for any substitutes proposed by the Board of Directors, unless the Board of Directors should decide to reduce the number of directors to be elected at the annual meeting. At this time, the Board of Directors knows of no reason why any nominee might be unavailable to serve.


               Meetings and Committees of the Board of Directors

     The business affairs of the Company are managed under the direction of the Board of Directors. During 1997, the Company's Board of Directors held six meetings and took action by unanimous written consent in lieu of meetings five times. In 1997, no incumbent director attended fewer than 75% of the total number of Board meetings and meetings of committees upon which he served during the period for which he served as a director, with the exception of Paul J. Pasquarelli.

     The Board of Directors has established two committees, the Audit Committee and the Compensation Committee. The Board has no standing nominating committee.

     The Audit Committee provides oversight of the financial reporting process and management's responsibility for the integrity, accuracy and objectivity of financial reports and accounting and financial reporting and practices. The Audit Committee has the power to recommend the retention of the independent public accountants for the Company and to consult with such independent accountants concerning the plan of audit, their report of audit and the adequacy of internal controls. The Audit Committee is currently composed of two independent, non-employee directors, William C. Kavan (Chairman) and Paul J. Pasquarelli. The Audit Committee met four times during 1997.

     The Compensation Committee reviews and makes recommendations to the Board of Directors concerning the compensation and benefit policies and practices of the Company. The Compensation Committee is currently composed of two non-employee directors, James C. Roddey (Chairman) and William C. Kavan. The Compensation Committee did not meet during 1997.

                               Executive Officers

     Certain information concerning Mr. Talarico is included above in the biographic summaries of the nominees for director. Information with regard to the remaining executive officers of the Company who are not also directors follows:

  Les D. Kent, age 34, became President of the Company in March 1998. Mr. Kent has served as President of Kent Consulting Group ("KCG") and Netright, Inc. ("Netright"), since their inception in 1994 and 1995, respectively. Prior to the Company's acquisition of KCG and Netright in November 1996, Mr. Kent was the sole shareholder and a director of these companies. Mr. Kent served as General Partner and President of Vision Network Systems ("VNS") from 1983 until 1992, and as President and a director of VNS following its incorporation in 1992 until 1996. VNS performed substantially similar software development and network solutions consulting services and computer equipment sales as those currently performed by KCG and Netright, and its operations were substantially assumed by those corporations upon their inception. Mr. Kent was also appointed as President or Vice President of certain of the Company's other subsidiaries in March 1998.

  Dean C. Praskach, age 40, has held the positions of Vice-President Finance and Treasurer of the Company since July 1997, and was named Secretary of the Company in March 1998 and is its principal financial and accounting officer. Mr. Praskach joined the Company as Director of Financial Planning in November of 1996. Mr. Praskach served the Company and THG in a consulting capacity from February 1995 until joining the Company. From September of 1989 through July of 1994, he was employed at First Westinghouse Capital Corporation in various positions, where he was involved in equity and mezzanine financing of leveraged acquisitions. Mr. Praskach has held the positions of Vice-President Finance and Treasurer of each of the Company's subsidiaries since July 1997, and was named Secretary of all of the Company's subsidiaries in March 1998.


                             Executive Compensation


Summary Compensation Table

     The following table sets forth information concerning 1996 and 1997 compensation of the Chief Executive Officer and the other executive officers of the Company whose 1997 salary exceeded $100,000 (collectively the "Named Executives").

                                                                                                          Long Term
                                                         Annual Compensation                             Compensation
                                     -----------------------------------------------------------  --------------------------
                                                                               Other Annual         Securities Underlying
    Name and Principal Position         Year         Salary ($)               Compensation ($)            Options (#)
-----------------------------------  -----------  -----------------       ----------------------  --------------------------
Richard W. Talarico                         1997          $150,000            $        ---                      ---
   Chief Executive Officer                  1996            75,000                     ---                   21,000

R. Daniel Foreman (1)                       1997          $150,000            $        ---                      ---
   President                                1996           124,875                     ---                   21,000

Brian K. Blair (1)                          1997          $150,000                   $37,141 (2)                ---
   Chief Operating Officer                  1996           124,875                    15,596 (2)             21,000

(1) Each of Mr. Foreman and Mr. Blair resigned as an officer of the Company in February 1998. Mr. Blair continues to serve as a director of the Company.

(2) During 1996, Mr. Blair accepted an assignment to manage the southern Florida based operations of Allin Interactive Corp. The duration of the assignment was approximately one year, and the assignment ended in 1997. Because of the temporary nature of the assignment at a remote office, Allin Interactive Corp leased housing and an automobile for Mr. Blair's usage and incurred moving and certain other expenses related to this assignment. Housing, automobile, moving and other expenses were $27,136, $3,262, $3,264, and $3,479, respectively, during 1997. Expenses for housing and automobile were $12,500 and $3,096, respectively, during 1996.


Employment Agreement

     The Company has entered into an employment agreement with Mr. Talarico, the terms of which commenced August 1, 1996 and will continue through December 31, 1999. The annual salary as set forth in the employment agreement is $150,000. The employment agreement contains restrictive covenants prohibiting Mr. Talarico from competing with the Company for a period of two years after termination or the end of the employment term.

     Pursuant to the employment agreement, options to acquire shares of Common Stock granted to Mr. Talarico, under the Company's 1996 Stock Plan will, if not already vested, vest on the date of a change in control of the Company, defined as a sale of all or substantially all of the Company's assets, a merger in which the Company is not the surviving corporation or when a person or group, other than the stockholders of Allin Interactive Corp as of August 1,

1996, owns 50% or more of the outstanding Common Stock. The employment agreement also provides that Mr. Talarico will be entitled to receive for one year following termination of employment by the Company without cause or contemporaneously with the occurrence of a change in control, semi-monthly severance payments equal to the semi-monthly base salary payment which he was receiving immediately prior to such termination.

Stock Plans

     In October 1996, the Board of Directors adopted the 1996 Stock Plan, and in May 1997 the Board of Directors adopted the 1997 Stock Plan which was approved by the Company's stockholders in 1997. Both plans provide for awards of stock options, stock appreciation rights, restricted shares and restricted units to officers and other employees of the Company and its subsidiaries and to consultants and advisors (including non-employee directors) of the Company and its subsidiaries. At December 31, 1997, 9,282 and 229,950 shares remained available for future grants under the 1996 Plan and the 1997 Plan, respectively. The plans are administered by the Board of Directors which has broad discretion to determine the individuals entitled to participate in the plans and to prescribe conditions (such as the completion of a period of employment with the Company following an award). Although options were awarded under both plans in 1997, none of the Named Executive were granted options in 1997. The Compensation Committee is responsible for making recommendations to the Board of Directors concerning executive compensation, including the award of stock options.

Option Grants in Last Fiscal Year

     There were no stock option grants to the Named Executives during 1997.

Fiscal Year End Option Values

     The following table provides information concerning stock options held by the Named Executives at December 31, 1997. No options were exercised in 1997.

                                                           Number of Securities           Value of Unexercised In-the-Money
                                                          Underlying Unexercised                  Options at Fiscal
                                                         Options at Fiscal Year End                  Year End (1)
                                                     ----------------------------------  ----------------------------------
                             Shares
                           Acquired on     Value
         Name               Exercise     Realized      Exercisable      Unexercisable      Exercisable      Unexercisable
------------------------  ------------  -----------  ---------------  -----------------  ---------------  -----------------
Richard W. Talarico             ---          ---          4,200             16,800              ---                ---
R. Daniel Foreman (2)           ---          ---          4,200             16,800              ---                ---
Brian K. Blair (2)              ---          ---          4,200             16,800              ---                ---

(1) Based on the December 31, 1997 closing price per share of Common Stock of $3.88, as reported by the Nasdaq National Market tier of the Nasdaq Stock Market, and the option exercise price of $15.00 per share, the options were not in-the-money at December 31, 1997.

(2) Messrs. Foreman and Blair resigned as officers of the Company in February 1998. Vested options remain exercisable within ninety days of resignation. Non-vested options were forfeited immediately upon resignation.

     The Company does not have any long-term incentive or defined benefit plans.

Separation Agreements

     The Company also entered into employment agreements in 1996 with each of Messrs. Foreman and Blair substantially similar to the employment agreement entered into with Mr. Talarico. In connection with their resignations as officers of the Company, the Company entered into separation agreements with each of Mr. Foreman and Mr. Blair. Under the separation agreements, the Company is obligated to make aggregate payments to each of Messrs. Foreman and Blair in the amount of $225,000 plus accrued vacation pay, and to provide certain consulting services to Messrs. Foreman and Blair. In addition, the Company agreed to pay $20,000 of Mr. Foreman's relocation expenses and to forgive the $130,000 principal amount of, and approximately $10,000 of accrued interest on, a loan made by the Company to Mr. Foreman in 1997. Under the separation agreement with Mr. Foreman, the Company has agreed that

Mr. Foreman may compete immediately in certain areas of business utilizing digital imaging technology. Mr. Blair remains subject to restrictive covenants prohibiting him from competing with the Company for a period of two years following his resignation.


Report of the Compensation Committee of the Board on Executive Compensation

     The Compensation Committee is responsible for making recommendations to the Board of Directors concerning executive compensation, including base salaries, bonuses and awards of stock options and other forms of incentive compensation. James C. Roddey and William C. Kavan are currently members of the Compensation Committee. Although no formal meeting of the Compensation Committee was held during 1997, the members of the Compensation Committee participated in each meeting of the Board of Directors held in 1997 and made recommendations to the Board concerning executive compensation matters.

     The Company is continuing the implementation of compensation policies that are intended to attract and retain people necessary to grow the business on a long-term basis, to encourage the creation and appreciation of stockholder value by providing incentives to employees to act as stockholders accountable for their own actions and the overall success of the Company, to link compensation levels to business results and to maintain an appropriate balance between base salary and short-and long-term compensation.

     In determining the compensation of the Company's Chief Executive Officer and its other executive officers, factors taken into account include the Company's performance under business conditions prevailing in the Company's lines of business, contributions made by, or expected to be made by, the specific executive officer, the business area for which such person is responsible and the compensation for other executives having similar background and experience. The Compensation Committee believes that such factors and their application will become more meaningful as the Company continues to log an operating history.

     The basic element of each executive officer's 1997 compensation was salary. One person, who became an executive officer of the Company in 1997, was awarded incentive compensation in the form of options to purchase shares of the Company's Common Stock under the Company's 1997 Stock Plan. Executive officers are also eligible to receive annual bonus payments, which the Compensation Committee believes should be tied to both short and long-term performance of the Company as well as financial performance for stockholders. The Compensation Committee believes that the current level of salary compensation for the Company's executive officers is below the level of other comparable companies in similar stages of development. However, given the Company's business results and performance in 1997, long-term incentive compensation was curtailed, no adjustments were made to the base salaries of those persons serving as executive officers at the beginning of 1997, including the Chief Executive Officer, and no bonuses were awarded to any executive officer.

     It is the Committee's intention to continue to favor forms of compensation for the Company's executive officers that favor long-term rather than short-term incentives so that such executives may benefit from any increase in the value of the Common Stock along with the Company's other stockholders. The Compensation Committee believes that stock options provide an additional incentive to executives to continue in the service of the Company.

     Mr. Talarico became Chief Executive Officer of the Company at the time of its formation in July 1996. Pursuant to the terms of his employment agreement with the Company, his 1997 salary was $150,000. No additional form of compensation was awarded or paid to Mr. Talarico during 1997. In connection with the consummation of the Company's initial public offering in November 1996, he was granted an option to purchase 21,000 shares of Common Stock at the initial public offering price of $15.00 per share. The option award was granted primarily in consideration of the services provided and to be provided by Mr. Talarico and his anticipated contributions to the Company. Consistent with the desire to provide incentive compensation, the options granted to Mr. Talarico as well as the other executive officers of the Company, vest 20% each year beginning on the first anniversary of the date of the grant.

     All employees of the Company and its subsidiaries, in addition to the Company's executive officers, are eligible to participate in the Company's 1996 Stock Plan and 1997 Stock Plan. As of December 31, 1997, 67 employees of the Company and its subsidiaries were participants under these Plans.

                                         Compensation Committee:
                                         James C. Roddey, Chairman
                                         William C. Kavan


Compensation of Directors

     The non-employee directors of the Company are entitled to receive at the conclusion of each year of service, an automatic grant of an immediately exercisable option to acquire 5,000 shares of Common Stock at an exercise price per share equal to the closing price of the Common Stock as reported by the Nasdaq Stock Market for the date on which the option is granted. Grants for the initial year of service were made under the 1997 Stock Plan. Messrs. Kavan and Roddey each received grants to acquire 5,000 shares of Common Stock at the exercise price of $4.50 per share on November 3, 1997. Mr. Pasquarelli received a grant to acquire 5,000 shares of Common Stock at the exercise price of $4.25 per share on February 6, 1998.

     Non-employee directors of the Company receive $2,500 for each Board of Directors meeting attended and $500 for each separate committee meeting attended on a date on which no full board meeting is held. Directors of the Company who are also employees do not receive additional compensation for attendance at Board and committee meetings, except that all directors will be reimbursed for out-of-pocket expenses in connection with attendance at Board and committee meetings.

Compensation Committee Interlocks and Insider Participation

     The Compensation Committee consists of Messrs. Kavan and Roddey. Mr. Roddey served as President of International Sports Marketing, Inc. from 1992 until its acquisition by the Company in 1996. Mr. Richard W. Talarico, Chairman and Chief Executive Officer of the Company, is a partner in THG and an officer of The Hawthorne Group, Inc. ("Hawthorne"), and, as such, he and Mr. Roddey are shareholders and/or partners in common in certain investments and companies. During 1997, Mr. Talarico was a shareholder and director of The Bantry Group, Inc. and its affiliates Wexford Health Services, Inc. ("WHS"), Longford Health Sources, Inc. and Galway Technologies, Inc. (collectively "Bantry") of which Mr. Roddey was a shareholder, director and an executive officer. Mr. Talarico and Mr. Roddey were each partners in MA Associates II and shareholders in Hawthorne Group Productions, Inc. and Production Masters, Inc. ("PMI"), of which Mr. Roddey is an executive officer and director. Mr. Talarico is neither an officer or director of these companies. None of these companies or Bantry has a compensation committee of its board of directors. Mr. Roddey has indicated an intention to excuse himself from any vote of the Compensation Committee or the Board of Directors concerning Mr. Talarico's compensation. Richard S. Trutanic, a former director of the Company, also served as a member of the Compensation Committee for a portion of 1997.

     In respect of the fiscal year ended December 31, 1997 the Company made payments to PMI in the amount of approximately $61,000 for the production of videos and other visual media for use with the Company's ITV system. Messrs. Henry Posner Jr., Thomas D. Wright, Roddey and Talarico are shareholders of PMI. Mr. Posner owns greater than five percent of the Company's outstanding Common Stock and Mr. Wright owned greater than five percent of the Company's outstanding Common Stock during 1997. The Company believes that such payments were on terms as favorable to the Company as could have been obtained from an unaffiliated party. The Company expects to continue to conduct business with PMI in the future.

     The Company acquired all of the issued and outstanding shares of capital stock of International Sports Marketing, Inc., now SportsWave, Inc. ("SportsWave"), from the stockholders of SportsWave in November 1996. The purchase price paid at the closing of the sale was $2.4 million in cash. In addition, the stock purchase agreement governing the sale provides for up to $2.4 million in contingent payments. One-half of the contingent payments, if any, is to be paid by delivery to the former SportsWave stockholders of promissory notes bearing interest at seven percent per annum. Messrs. Posner, Wright, Talarico and Roddey were SportsWave stockholders. At the closing of the acquisition of SportsWave, Messrs. Posner, Wright, Talarico and Roddey received cash payments in the amounts of approximately $1,273,000, $791,000, $48,000 and $120,000, respectively, and will be entitled to receive contingent payments up to the same approximate amounts (not including interest payable on any promissory note delivered in respect of the contingent payments). A determination of the actual amount of such contingent payments, if any, cannot be made at this time.

     During the fiscal year ended December 31, 1997, Allin Digital Imaging Corp., a subsidiary of the Company, made payments of approximately $12,000 for office space under a month-to-month occupancy arrangement with Star Cable Associates, in which Mr. Roddey has an ownership interest. The arrangement was terminated in March 1997 and Allin Digital Imaging Corp. personnel now occupy a portion of the Company's other leased space.

     During the fiscal year ended December 31, 1997, KCG provided computer network consulting services to Hawthorne, Allegheny Media ("AM"), and WHS. Fees charged Hawthorne, AM and WHS were approximately $28,000, $2,000 and $4,000, respectively. Mr. Posner, Mr. Wright and two of Mr. Posner's sons are shareholders of Hawthorne. Mr. Roddey has an ownership interest in AM. Mr. Roddey is a shareholder, director and executive officer of WHS' parent company, The Bantry Group, Inc. Mr. Talarico is a shareholder and was a director during 1997 of Bantry. The Company believes its fees are on terms substantially similar to what is offered non-affiliated parties.

     During the fiscal year ended December 31, 1997, Netright sold computer hardware and components to THG and AM. Amounts charged THG and AM were approximately $22,000 and $1,000, respectively. The Company believes its charges are on terms substantially similar to what is offered non-affiliated parties.

     Certain stockholders of the Company, including Messrs. Posner, Wright, Roddey, Talarico, Terence M. Graunke, an owner of greater than five percent of the outstanding Common Stock, Brian K. Blair, a director and former officer of the Company, and R. Daniel Foreman, a former director and officer of the Company, have certain rights under a registration rights agreement (the "Registration Rights Agreement") to require the Company, subject to certain limitations, to register under the Securities Act of 1933, as amended, certain of their shares of Common Stock for public offering and sale. Les D. Kent, President of the Company, also has the right, subject to certain limitations, to have the shares of Common Stock that he received in connection with the Company's acquisition of KCG included in any registration statement that includes shares to be registered at the request of stockholders under the Registration Rights Agreement.

                             Performance Comparison

     The following graph compares the cumulative total return on the Company's Common Stock, the Nasdaq Stock Market Index and an index of Nasdaq Telecommunications Stocks for the period from November 1, 1996, the first day of trading of the Company's Common Stock, to December 31, 1997. The graph and chart assume that $100 was invested on November 1, 1996, in each of the Company's Common Stock, the Nasdaq Stock Market index and the Nasdaq Telecommunications Stock index, with dividends, if any, reinvested. Closing prices at the end of each period are used. The total stockholder returns are not necessarily indicative of future returns.


                             [GRAPH APPEARS HERE]
               PERFORMANCE COMPARISON OF CUMULATIVE TOTAL RETURN
             AMONG ALLIN COMMUNICATIONS CORPORATION COMMON STOCK,
    NASDAQ STOCK MARKET INDEX AND INDEX OF NASDAQ TELECOMMUNICATIONS STOCK

                               ALLIN
                          COMMUNICATIONS      THE NASDAQ      INDEX OF NASDAQ
Measurement period         CORPORATION       STOCK MARKET    TELECOMMUNICATIONS
(Fiscal year Covered)      COMMON STOCK         INDEX               STOCK
---------------------      ------------        -------             -------
Measurement PT -
  11/01/1996                   $100              $100                $100
FYE  12/31/1996                $130              $106                $104
FYE  12/31/1997                $ 26              $130                $154



                                                        November 1, 1996  December 31, 1996  December 31, 1997
Allin Communications Corporation Common Stock (1)(3)                $100               $130               $ 26
The Nasdaq Stock Market Index (2)(3)                                $100               $106               $130
Index of Nasdaq Telecommunications Stocks (2)(3)                    $100               $104               $154

(1) Based on the initial offering price of Allin Communications Common Stock as of the effective date of the Company's initial public offering, November 1, 1996, and the closing price on the last trading day of December 1996 and 1997.
(2) Based on the closing price of the respective index on the last trading day of October 1996 and December 1996 and 1997.
(3) Return assumes that all dividends are reinvested. The Company has never paid any dividends on its Common Stock.

                Security Ownership of Certain Beneficial Owners

     The following table presents certain information as of March 17, 1998 regarding each person or entity who is known to the Company to beneficially own more than five percent of the outstanding Common Stock of the Company. Except as indicated, the persons named have sole voting and investment power with respect to all shares shown as being beneficially owned by them.

                                                       Amount and
                                                        Nature of
                                                       Beneficial                    Percent
     Name and Address of Stockholder                  Ownership (1)               of Class (1)
     -------------------------------------------  ---------------------  -------------------------------
     Henry Posner, Jr. (2)                                1,144,740                   22.09%
     500 Greentree Commons
     381 Mansfield Avenue
     Pittsburgh, Pennsylvania  15220

     Friedman, Billings, Ramsey Group, Inc.(3)              401,000                    7.74%
     1001 19th Street North
     Arlington, Virginia  22209

     Continental Casualty Company  (4)                      340,000                    6.56%
     CNA Plaza
     Chicago, Illinois  60685

     Kindy French  (5)                                      325,000                    6.27%
     2120 Leroy Place N.W.
     Washington, D. C.  20008

     Terence M. Graunke                                     263,392                    5.08%
     400 West Erie Street #504
     Chicago, Illinois  60610

     Les D. Kent  (6)                                       263,333                    5.08%
     60 98th Avenue
     Oakland, California  94603

(1) The number of shares and the percent of the class have been calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").
(2) Includes 102,000 shares held in various trusts and a family foundation of which Mr. Posner and his wife are trustees, and with respect to which shares, Mr. Posner shares voting and investment power. Does not include 1,000 shares owned by Mr. Posner's wife and 2,000 shares held by trusts of which Mr. Posner's wife is a trustee.
(3) As reported on Schedule 13G filed with the Securities and Exchange Commission (the "SEC") on February 17, 1998, the shares indicated are beneficially owned by each of Friedman, Billings, Ramsey Group, Inc., Eric F. Billings, Emanuel J. Friedman, and W. Russell Ramsey. The number of shares shown assumes that there has been no change in the number of shares reported as beneficially owned.
(4) The shares indicated are under shared voting power and shared dispositive power among Continental Casualty Company, CNA Financial Corporation and Loews Corporation as reported on Schedule 13G filed by such entities with the SEC on February 13, 1998. Per the report, under Illinois law, assets owned by Continental Casualty Company, an Illinois insurance company, are solely under the control of the board of directors of the insurer and that the characterization of shared dispositive power with the parent holding company is made solely as a consequence of SEC interpretations regarding control of the subsidiary. CNA Financial Corporation and Loews Corporation specifically disclaim beneficial ownership of the shares. The number of shares shown assumes that there has been no change in the number of shares reported as beneficially owned.

(5) Information as to the number of shares owned by Ms. French has been obtained from the Schedule 13D filed with the SEC by Ms. French on February 27, 1998. The number of shares shown assumes there has been no change in the number of shares reported as beneficially owned. Ms. French is the wife of Emanuel J. Friedman, the Chairman of Friedman, Billings, Ramsey Group, Inc., a beneficial owner of more than five percent of the outstanding Common Stock of the Company. See Note (3) above.
(6) Mr. Kent was appointed President of the Company in March 1998 and has served as President of subsidiaries KCG and Netright both prior to and since their acquisition by the Company in November 1996.


                        Security Ownership of Management

     The following table presents certain information as of March 17, 1998 as to the beneficial ownership of the Common Stock of the Company by (i) each director and Named Executive and (ii) all directors and executive officers as a group. Except as indicated, the persons named have sole voting and investment power with respect to all shares shown as being beneficially owned by them.

                                       Amount and
                                        Nature of
                                       Beneficial      Percent
     Name of Stockholder              Ownership (1)  of Class (1)
     -------------------------------  -------------  ------------

     Richard W. Talarico                    99,303          1.91%
     Allin Communications
     400 Greentree Commons
     381 Mansfield Avenue
     Pittsburgh, PA 15220

     R. Daniel Foreman                     177,200          3.42%
     1554 Alaqua Drive
     Sewickley, PA 15143

     Brian K. Blair                        177,200          3.42%
     Com-Tek
     13320 State Route 7
     P.O. Box 2777
     East Liverpool, OH 43920

     William C. Kavan                      105,800          2.04%
     The Berkely Group
     100 Garden City Plaza
     PO Box 9366
     Garden City, NY  11530

     Paul J. Pasquarelli                     5,000          0.10%
     Buena Vista Home Video
     200 Corporate Center Drive
     Suite 340
     Coraopolis, PA  15108

     James C. Roddey  (2)                   97,603          1.88%
     Allegheny Media
     200 Greentree Commons
     381 Mansfield Avenue
     Pittsburgh, PA 15220


     All directors and executive
     officers, as a group (7 persons) (3)  749,239         14.39%

     (1) The number of shares and the percent of the class have been calculated in accordance with Rule 13d-3 under the Exchange Act. The numbers shown include shares covered by options that are currently exercisable or are exercisable within sixty days of March 17, 1998. The numbers and percentages of shares owned assume that such options had been exercised as follows: Messrs. Talarico, Foreman and Blair - 4,200 shares each; Messrs. Kavan, Pasquarelli and Roddey 5,000 shares each; and all directors and executive officers as a group 24,400 shares.
     (2)  Includes 2,000 shares owned by Mr. Roddey's wife.
     (3) The Group does not include Mr. Foreman who was no longer a director or executive officer of the Company on March 17, 1998.


                 Certain Relationships and Related Transactions

Transactions with Commercial Downlink

     In respect of the fiscal year ended December 31, 1997, Commercial Downlink charged Allin Interactive Corp, at cost, for certain services, materials, travel costs and other expenses incurred by it on behalf of Allin Interactive Corp's operations. Brian K. Blair and R. Daniel Foreman, executive officers and directors of the Company during 1997, are principals of Commercial Downlink. Such charges were approximately $123,000 during the fiscal year ended December 31, 1997. The practice of Commercial Downlink incurring costs on behalf of Allin Interactive Corp was discontinued in 1997. During 1997, the Company also made payments of $3,700 to Commercial Downlink under a sublease agreement relating to facilities in Lisbon, Ohio owned by Com-Tek Printing and Graphics, Inc. ("Com-Tek"), a majority owned subsidiary of Commercial Downlink. Such agreement was terminated as of January 31, 1997. The Company believes such payments were on terms as favorable to the Company as could be obtained from an unaffiliated party.

     The Company made payments of approximately $51,000 to Com-Tek for commercial printing services in respect of the fiscal year ended December 31, 1997. The Company believes such payments are on terms as favorable to the Company as could be obtained from an unaffiliated party.

Purchase of Equipment

    During the fiscal year ended December 31, 1997, Allin Interactive Corp made payments of $49,000 for the purchase of certain video production and broadcast equipment from Western Reserve Cable. Messrs. Foreman and Blair are principals of Western Reserve Cable. The Company believes such payments are on terms as favorable to the Company as could be obtained from an unaffiliated party.

Arrangements Involving KCG

     In November 1996, the Company acquired Kent Consulting Group, Inc. ("KCG") through a merger. The consideration included $2.0 million in cash and $3.2 million in the Company's Common Stock. In addition, the merger agreement governing the acquisition provides for up to $2.8 million in contingent payments to Les D. Kent, based on KCG's average annual operating income (as defined in the merger agreement) for the years 1997, 1998 and 1999. A determination of the actual amount of the contingent payments, if any, cannot be made at this time. Mr. Kent, appointed President of the Company in March 1998, was the sole KCG stockholder prior to the merger.

Leases

     Effective February 1, 1997, the Company entered into a five-year lease for office space with Executive Office Associates ("EOA"). The aggregate rental payment under this lease was approximately $188,000 during the fiscal year ended December 31, 1997. Henry Posner, Jr., Thomas D. Wright and two of Mr. Posner's sons and his spouse each own an indirect equity interest in EOA. Mr. Posner owns greater than five percent of the Company's outstanding Common Stock and Mr. Wright owned greater than five percent of the Company's outstanding Common Stock during 1997. In late 1997, an agreement was reached among the Company, EOA, and a non-affiliated party for sublet of a portion of the space that would end the Company's obligations with respect to that portion for the remainder of the lease term. As of December 31, 1997, minimum lease commitments were approximately $1,509,000 for the period from January 1, 1998 to January 31, 2002. Early in 1997, rental payments of approximately $70,000 were made to

West Point Realty ("WPR"), as agent for EOA under a temporary occupancy arrangement which was superceded by the long-term lease described above. A portion of the amount paid to WPR was applicable rent due under the long-term lease and was credited as such. Mr. Wright is a shareholder of WPR. The Company believes that rental payments prior to and under the long-term lease were on terms as favorable to the Company as could have been obtained from an unaffiliated party.

     During the fiscal year ended December 31, 1997, SportsWave made payments pursuant to a lease agreement in the amount of approximately $8,000 to EOA and approximately $27,000 to WPR for the lease of office space. The Company believes that such payments were on terms as favorable to the Company as could have been obtained from an unaffiliated party. The lease agreement expired June 30, 1997. SportsWave personnel now occupy a portion of the Company's other leased space.

     During the fiscal year ended December 31, 1997, KCG made payments of approximately $65,000 to Les D. Kent for the lease of office space. Mr. Kent was appointed the Company's President in March 1998. Mr. Kent also served as KCG's President during 1997. Such agreement is currently on a month-to-month basis.

Loan to Officer and Director; Separation Agreements

     During March 1997, the Company made a loan in the amount of $130,000 to R. Daniel Foreman, at the time President and a director of the Company. The loan bore interest at prime plus one percent from origination to December 1, 1997, its original due date, and prime plus three percent thereafter. At December 31, 1997, the $130,000 principal amount and approximately $10,000 in accrued interest was outstanding. Mr. Foreman resigned as a director and officer of the Company in February, 1998. Under terms of a separation agreement, the loan and approximately $10,000 of accrued interest have been forgiven. See Executive Compensation - Separation Agreements. Because the loan forgiveness represents significant information regarding the fair value of the asset at the financial statement date, the Company has recorded a writeoff of the loan and interest receivable balances as of December 31, 1997.

     In February 1998, the Company also entered into a separation agreement with Brian K. Blair. See Executive Compensation - Separation Agreements. Mr. Blair continues to serve as a director of the Company.

Minority Investment in Corporation

     Subsequent to December 31, 1997, the Company has contributed certain assets, including rights to the name PhotoWave, formerly used in its operations in the retail digital photography market for a minority, non-controlling equity interest in a new corporation, which will pursue operations in this market. Mr. Foreman and Mr. Henry Posner, Jr., have equity interests in the new corporation. The value placed on the Company's equity interest, $100,000, approximates the value of the assets contributed.

      Proposal to Ratify the Appointment of Independent Public Accountants
                                  (Proposal 2)


     The Board of Directors of the Company has selected Arthur Andersen LLP to serve as the independent public accountants to examine the financial statements of the Company and its subsidiaries for the year ending December 31, 1998. Arthur Andersen LLP has been employed to perform this function for the Company and its predecessor since 1995. A representative of Arthur Andersen LLP is expected to be present at the annual meeting for the purpose of making a statement, should he so desire, and to respond to appropriate questions.

     The affirmative vote of a majority of the shares represented and voting on the proposal is required to ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants. If the stockholders should not ratify the appointment, the Audit Committee of the Board will investigate the reasons for rejection by the stockholders and the Board of Directors will reconsider the appointment.


                  The Board of Directors Recommends a Vote FOR
        The Proposal to Ratify the Appointment of Arthur Andersen LLP as
   The Company's Independent Accounts for the year ending December 31, 1998.




                               Other Information


Director Nominees

     The Board of Directors will consider stockholder's recommendations for nominees for election to the Board of Directors. Generally such nominations must be submitted in writing to the Secretary of the Company at the Company's principal offices at least 60 days but not more than 90 days before an annual meeting, and the notice must provide information as required by the Company's By-laws. A copy of these By-law requirements will be provided upon request in writing to the Secretary at the principal offices of the Company. This requirement does not affect the deadline for submitting stockholder proposals for inclusion in the proxy statement, nor does it apply to questions a stockholder may wish to ask at the meeting.


Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act of 1934 requires that the Company's directors and executive officers, and any persons who own more than ten percent of the Company's Common Stock, file with the SEC initial reports of ownership and reports of changes in ownership of the Common Stock. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on the review of the copies of such reports and written representation that no other reports were required, during or with respect to the year ended December 31, 1997, all such Section 16(a) filing requirements were met.


Annual Report

     The Company has enclosed its Annual Report for the year ended December 31, 1997 with this proxy statement, which includes the Company's 1997 Annual Report to the SEC on Form 10-K, without exhibits. Stockholders are referred to the report for financial and other information about the Company, but such report is not incorporated in this proxy statement and is not a part of the proxy soliciting material.

Stockholder Proposals for the 1999 Annual Meeting

     Any proposals of stockholders intended to be presented at the 1999 Annual Meeting of Stockholders must be received by the Company, 400 Greentree Commons, 381 Mansfield Avenue, Pittsburgh, Pennsylvania 15220-2751, no later than December 1, 1998 in order to be included in next year's proxy materials. It is suggested that a proponent submit any proposal by Certified Mail - Return Receipt Requested to the Secretary of the Company. Such proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the Company's 1999 proxy materials.


Other Matters

     The Board does not intend to present, and does not have any reason to believe that others will present, any item of business at the annual meeting other than those specifically set forth in the notice of the meeting. However, if other matters are properly brought before the meeting, the persons named on the enclosed proxy will have discretionary authority to vote all proxies in accordance with their best judgment.


Solicitation of Proxies

     All costs and expenses of this solicitation, including the cost of preparing and mailing this proxy statement will be borne by the Company. In addition to the use of the mails, certain directors, officers and regular employees of the Company may solicit proxies personally, or by mail, telephone, telegraph, or otherwise, but such persons will not be compensated for such services. Brokerage firms, banks, fiduciaries, voting trustees or other nominees will be requested to forward the soliciting materials to each beneficial owner of stock held of record by them, and the Company will reimburse them for their expenses in doing so. The Company has engaged National City Bank to coordinate the solicitation of proxies by and through such holders. The anticipated cost of such services is approximately $1,500 plus reimbursement of expenses.



     By order of the Board of Directors,

     /s/ Dean C. Praskach

     Dean C. Praskach
     Secretary
     March 31, 1998

                       ALLIN COMMUNICATIONS CORPORATION
                                     PROXY
          This Proxy Is Solicited On Behalf Of The Board of Directors

  Dean C. Praskach and Les D. Kent, or either of them, each with power of substitution, are hereby authorized to vote all stock of Allin Communications Corporation which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Allin Communications Corporation to be held on Thursday, May 7, 1998, and at any postponements or adjournments thereof as follows:


1. Election of Directors:    FOR all nominees listed below            [_]
                             (except as marked to the contrary below)

                             WITHHOLD AUTHORITY to
                             vote for all nominees listed below       [_]

   Nominees:   Richard W. Talarico, Brian K. Blair, William C. Kavan,
               Paul J. Pasquarelli and James C. Roddey

A vote FOR all nominees is recommended by the Board of Directors

Instructions:  To withhold authority for an individual nominee, draw a line through his name.

2. Ratification of appointment of Independent Public Accountants

                       FOR [_]      AGAINST [_]     ABSTAIN [_]

A vote FOR is recommended by the Board of Directors

                           (Continued on other side)

                          (Continued from other side)

3. In their discretion, on such other business as may properly come before the meeting.

  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES AND FOR PROPOSAL 2.



                              Please sign this proxy exactly as your name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or in another representative capacity, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

                              Dated:
                                    _____________________________________, 1998


                                                   (Signature)


                                        (Signature, if held jointly)

Please Mark, Sign, Date, and Return this Proxy Card Promptly Using the Enclosed Envelope.